PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(2)
(TO PROSPECTUS DATED SEPTEMBER 11, 1997)        Registration No. 333-21583



                          AMERICAN REALTY TRUST, INC.

                             PROSPECTUS SUPPLEMENT

                                1,600,000 SHARES
                SERIES F CUMULATIVE CONVERTIBLE PREFERRED STOCK

    This Prospectus Supplement relates to shares of Series F Cumulative Convertible Preferred Stock having a par value of $2.00 per share ("ART Preferred Shares"), of American Realty Trust, Inc., a Georgia corporation ("ART"), that will be issued to the Fansler Foundation pursuant to a Purchase and Sale Agreement, dated as of August 7, 1997 (the "Purchase Agreement"), between ART and The Fansler Foundation, a California non-profit corporation ("The Foundation" or the "Seller"). The Purchase Agreement provides for the purchase by ART of all right and interest of The Foundation in certain real, personal and other intangible property consisting principally of four hotels owned by The Foundation located in Fresno, California (all such assets to be acquired by ART, collectively, the "Hotels", and the sale and purchase of the Hotels, the "Asset Purchase"). In consideration for selling the Hotels to ART, ART will issue to The Foundation 1,600,000 ART Preferred Shares with a stated liquidation value of $10.00 per share (the "Liquidation Value"), and The Foundation will receive certain other consideration. This Prospectus Supplement is being furnished to The Foundation in connection with the Asset Purchase.

    ART has filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering up to 12,500,000 shares of preferred stock of ART, including the 1,600,000 ART Preferred Shares issuable in connection with the Asset Purchase. This Prospectus Supplement supplements the Prospectus of ART filed as part of the Registration Statement with respect to the ART Preferred Shares to be issued in connection with the Asset Purchase.

    SEE "RISK FACTORS" ON PAGE S-5 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE FOUNDATION IN CONNECTION WITH AN INVESTMENT IN THE ART PREFERRED SHARES.

                            _______________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________


       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                            _______________________


         The date of this Prospectus Supplement is September 26, 1997.

                            _______________________


    CERTAIN STATEMENTS UNDER CAPTION "RISK FACTORS"CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF ART TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD- LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING:
GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT THE SUPPLY AND DEMAND FOR COMMERCIAL REAL ESTATE, AVAILABILITY AND CREDIT WORTHINESS OF PROSPECTIVE TENANTS, LEASE RATES AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS ASSOCIATED WITH REAL ESTATE ACQUISITIONS; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL/SAFETY REQUIREMENTS; AND OTHER CHANGES AND FACTORS REFERENCED IN THIS PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. WITH RESPECT TO ART, SUCH FACTORS MAY ALSO INCLUDE: DIFFICULTY OF LOCATING SUITABLE REAL ESTATE INVESTMENTS; ILLIQUIDITY OF REAL ESTATE INVESTMENTS; RISKS REGARDING THE HOTELS OR OTHER PROPERTIES OWNED OR CONTROLLED BY ART; LIMITED CONTROL OF ENTITIES IN WHICH INVESTMENTS ARE MADE; AND RISKS OF INVESTMENTS IN ART PREFERRED SHARES, INCLUDING THE INABILITY TO ENFORCE REMEDIES. SEE "RISK FACTORS" HEREIN.

                            _______________________

                             AVAILABLE INFORMATION

    ART has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the ART Preferred Shares and ART's common stock, par value $0.01 per share (the "ART Common Shares"), into which the ART Preferred Shares are convertible. The form of Prospectus filed with such Registration Statement is attached hereto and should be reviewed in conjunction with this Prospectus Supplement. The Prospectus contains important information with respect to ART and this Prospectus Supplement contains important information with respect to the ART Preferred Shares.

     This Prospectus Supplement does not contain all of the information set forth in the Registration Statement or the Prospectus, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to ART, the ART Preferred Shares and the ART Common Shares, reference is made to the Registration Statement, the Prospectus and the documents incorporated by reference herein and in the Prospectus. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference herein or in the Prospectus or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

    No person has been authorized to give any information or make any representation other than those set forth or incorporated by reference herein and, if given or made, such information must not be relied upon as having been authorized by ART or any of its affiliates. This Prospectus Supplement does not constitute an offer to, or a solicitation of, any person in any jurisdiction in which such offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -iii-

SUMMARY OF TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2
     ART  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2
     Business of ART  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-2
     The Asset Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-3
     New York Stock Exchange Listing of ART Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-3
     Description of ART Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-3

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-5

DESCRIPTION OF ART  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-11

THE BUSINESS OF ART . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-12

DESCRIPTION OF THE CAPITAL STOCK OF ART . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-13
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-13
     ART Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-13
     ART Preferred Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-13

                                SUMMARY OF TERMS

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere herein and in the accompanying Prospectus or in the documents incorporated herein or therein by reference. Certain capitalized terms used herein may be defined elsewhere in this Prospectus Supplement and the related Prospectus. Capitalized terms that are used but not defined herein, will have the meanings assigned to such terms in the Prospectus.

GENERAL

     This Prospectus Supplement relates to the sale of the Hotels by The Foundation to ART in consideration for 1,600,000 shares of ART Preferred Shares, among other consideration. The Asset Purchase will be effected pursuant to the Purchase Agreement. See "The Asset Purchase."

ART

    ART, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into ART on June 24, 1988. ART elected to be treated as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), during the period from June 1, 1989 through December 31, 1990. ART allowed its REIT status to lapse in 1991.

    ART's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. ART's telephone number is (214) 692-4700. See "The Company" in the Prospectus.

BUSINESS OF ART

    ART's primary business is investing in equity interests in real estate (including equity securities of real estate- related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. ART has invested in private and open market purchases in the equity securities of Continental Mortgage and Equity Trust ("CMET"), Income Opportunity Realty Investors, Inc. ("IORI"), Transcontinental Realty Investors, Inc. ("TCI") and National Realty, L.P. ("NRLP"), each, an affiliate of ART.

    ART's board of directors has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

    Although ART's board of directors is directly responsible for managing ART's affairs and for setting the policies which guide it, the day-to-day operations of ART are performed by Basic Capital Management, Inc. ("BCM"). BCM is a contractual advisor under the supervision of ART's board of directors.
The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for ART. BCM also serves as a consultant in connection with ART's business plan and investment policy decisions made by ART's board of directors.

    ART's business is not seasonal. ART has decided to pursue a balanced investment policy, seeking both current income and capital appreciation. ART's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in lower risk real estate such as apartment complexes and residential development projects or equity securities of real estate-related entities and to continue to service and hold for investment mortgage loans.
ART also intends to pursue higher risk, higher reward investments, such as undeveloped land where it can obtain financing of a significant portion of a property's purchase price. In addition, ART will continue to seek selected dispositions of certain of its assets where the prices obtainable for such assets justify their disposition and will pursue its rights vigorously with respect to mortgage notes receivable that are in default. For a detailed description of ART's business, see "The Business of the Company" in the Prospectus.

THE ASSET PURCHASE

    The Foundation has agreed to sell to ART, and ART has agreed to purchase from The Foundation, certain assets of The Foundation comprised principally of The Foundation's right and interest in four hotels located in Fresno, California. Among other things, the Hotels consist of real property known as the "Piccadilly Shaw Hotel" and all improvements thereon, and leasehold interests owned by The Foundation in certain properties known as the "Chateau Hotel," the "Piccadilly Airport Hotel," and the "Piccadilly University Hotel." Pursuant to the Purchase Agreement, The Foundation will receive from ART 1,600,000 shares of ART Preferred Shares and approximately $2,000,000 in cash, and ART has agreed to assume no more than $15,000,000 of existing indebtedness owed to certain of The Foundation's existing lenders.

    This Prospectus Supplement is being furnished to The Foundation in connection with the 1,600,000 ART Preferred Shares being issued by ART to The Foundation pursuant to the Purchase Agreement.

NEW YORK STOCK EXCHANGE LISTING OF ART PREFERRED SHARES

    ART has agreed, under the terms and conditions of the Purchase Agreement, at such time as such listing is permitted on the New York Stock Exchange (the "NYSE"), to take such actions as are necessary and within its control to obtain listing on the NYSE of the ART Preferred Shares issued thereunder and of the ART Common Shares issuable upon conversion of such ART Preferred Shares.

DESCRIPTION OF ART PREFERRED SHARES

    The Board of Directors of ART has designated and authorized the issuance of 7,500,000 shares of ART Preferred Shares with a par value of $2.00 per share and a preference on liquidation of $10.00 per share plus payment of accrued and unpaid dividends (the "Adjusted Liquidation Value"). The ART Preferred Shares are non-voting except (i) as provided by law and (ii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the board of directors of ART shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held. ART is not obligated to maintain a sinking fund with respect to the ART Preferred Shares.

    The ART Preferred Shares are convertible, at the option of the holder, into ART Common Shares at any time and from time to time, in whole or in part, after the earliest to occur of (i) August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below) on which dividends equal to or in excess of 5% of the Liquidation Value (i.e., $.50 per ART Preferred Share) is accrued and unpaid, or (iii) ART becomes obligated to mail a statement, signed by an officer of ART, to the holders of record of each of the ART Preferred Shares because of a proposal by ART at any time before all of the ART Preferred Shares have been redeemed by ART or converted into ART Common Shares, to merge or consolidate with or into any other corporation (unless ART is the surviving entity and holders of ART Common Shares continue to hold such ART Common Shares without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The ART Preferred Shares are convertible into that number of shares of ART Common Shares obtained by multiplying the number of ART Preferred Shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sum by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed (the "Conversion Price"). Notwithstanding the foregoing, ART may elect to redeem shares of the ART

Preferred Shares sought to be so converted instead of issuing shares of ART Common Shares by paying to the holder thereof cash in an amount equal to the Conversion Price for those shares of the ART Preferred Shares so redeemed.

    The ART Preferred Shares bear a cumulative, compounded dividend per share equal to 10% per annum of the Adjusted Liquidation Value, payable quarterly on the 15th day of the month following the end of each calendar quarter (each, a "Quarterly Dividend Payment Date"), and commencing accrual on August 16, 1998 to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of ART legally available for the payment of such dividends. Dividends on the ART Preferred Shares are in preference to and with priority over dividends upon the ART Common Shares. The ART Preferred Shares rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of preferred stock issued by ART. As of the date hereof, ART has outstanding 4,000 shares of Series B 10% Cumulative Preferred Stock, 16,681 shares of Series C 10% Cumulative Preferred Stock and 400,000 shares of ART Preferred Shares.

    In addition to ART's redemption rights described above upon a conversion of ART Preferred Shares, ART may redeem any or all of the ART Preferred Shares at any time and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the ART Preferred Shares shall be an amount per share equal to (i) 105% of the Adjusted Liquidation Value during the period from August 15, 1997 through August 15, 1998; (ii)104% of the Adjusted Liquidation Value during the period from August 16, 1998 through August 15, 1999; and (iii) 103% of the Adjusted Liquidation Value at any time on or after August 16, 1999.

    The ART Preferred Shares issued to The Foundation may not be publicly offered or sold other than in compliance with Rule 145 promulgated under the Securities Act.

    Because the ART Preferred Shares will be newly issued, there has not been any public market for the ART Preferred Shares. While, at such time as such listing is permitted by the NYSE, ART is obligated to take such actions as are necessary and within its control to obtain the listing of the ART Preferred Shares on the NYSE, there can be no assurance that the ART Preferred Shares will be so listed or that, if so listed, an active market for the ART Preferred Shares will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the ART Preferred Shares. Accordingly, no assurance can be given as to the liquidity of, or trading for, the ART Preferred Shares. In addition, there is no assurance that the ART Preferred Shares will have a market value at or near their Liquidation Value. See "Risk Factors -- Risks Associated with the Listing and Trading of ART Preferred Shares" herein.

                                  RISK FACTORS

    The Foundation should consider the following risk factors in connection with the ART Preferred Shares. These factors are intended to identify the significant sources of risk affecting an investment in the ART Preferred Shares.

    Resale Restrictions. The ART Preferred Shares issued to The Foundation may not be publicly offered or sold other than in compliance with Rule 145 promulgated under the Securities Act.

    Risks Associated with the Listing and Trading of ART Preferred Shares. There has not been any public market for the ART Preferred Shares. While, at such time as such listing is permitted by the NYSE, ART is obligated to take such actions as are necessary and within its control to obtain the listing of the ART Preferred Shares on the NYSE, there can be no assurance that the ART Preferred Shares will be so listed or, if so listed, that an active market for the ART Preferred Shares will develop or be sustained in the future on such exchange. Listing will also depend upon the satisfaction of the NYSE's listing requirements with respect to the ART Preferred Shares. Although the NYSE has not established any minimum numerical criteria for the listing of preferred stock, it has published certain numerical delisting criteria therefor.
Pursuant to such criteria, the NYSE will consider suspending or delisting a series of preferred stock if the aggregate market value of publicly-held shares of such preferred stock is less than $2,000,000 and the number of publicly-held shares of such preferred stock is less than 100,000. Accordingly, no assurance can be given as to the liquidity of, or trading for, the ART Preferred Shares. In addition, although the ART Preferred Shares have a stated Liquidation Value of $10.00 per share, there can be no assurance that the ART Preferred Shares will trade at or near the amount of such Liquidation Value.

    Risks Associated with Dividend Payments. Although dividends will accrue cumulatively on the ART Preferred Shares from August 16, 1998, such dividends will not be paid unless and until they are declared by ART's board of directors. Holders of ART Preferred Shares will not have the authority to direct or compel ART's board of directors to declare dividends with respect to the ART Preferred Shares. However, on the closing date of the Asset Purchase, ART will execute and deliver to The Foundation a promissory note (the "Note") in the original principal amount equal to dividends payable on the 1,600,000 shares of ART Preferred Shares delivered to The Foundation pursuant to the Purchase Agreement from such closing date to August 15, 1998.

    Risks Associated with Conversion Feature.   The ART Preferred Shares are
convertible into ART Common Shares as provided herein. The Articles of Amendment of ART's Articles of Incorporation that authorize the ART Preferred Shares provide that a number of authorized ART Common Shares sufficient to provide for the conversion of the outstanding ART Preferred Shares as described herein shall at all times be reserved for such conversion. However, if at the time a holder of ART Preferred Shares seeks to convert such ART Preferred Shares, ART has failed to reserve a sufficient number of authorized ART Common Shares to effect such conversion and assuming that ART does not elect to redeem such ART Preferred Shares as described herein, such holder would be unable to effect such conversion. In addition to the ART Preferred Shares, ART has authorized and issued other preferred stock that may be converted from time to time into ART Common Shares. See "Description of the Capital Stock" in the Prospectus. In the future, ART expects to authorize and issue additional preferred stock or other securities that may be converted from time to time into ART Common Shares. Certain of the preferred stock that has been authorized by ART (including the ART Preferred Shares) is, and securities that may be issued by ART in the future may be, convertible into a number of ART Common Shares calculated by reference to the price of ART Common Shares (i.e., the lower the price of the ART Common Shares, the higher the number of ART Common Shares to be received upon conversion of the applicable security). At any given time, a decrease in the price of ART Common Shares below a certain level could result in the number of authorized ART Common Shares being insufficient to provide for the conversion of all of ART's convertible securities, including the ART Preferred Shares. ART currently intends to seek shareholder approval for the authorization of additional ART Common Shares, and, because management of ART and affiliates of ART currently own a majority of the ART Common Shares, management expects that such approval will be obtained. The closing price of ART's common stock as of 5 p.m. Eastern Time on September 23, 1997, as published in the September 24, 1997 edition of The Wall Street Journal, was $13 per share. Assuming such price was used for purposes of calculating the number of ART Common Shares issuable on conversion of ART's authorized convertible preferred stock, ART has sufficient ART Common Shares to convert all outstanding shares of such preferred stock, but does not have sufficient ART Common

Shares to convert all authorized shares of such preferred stock. However, the other authorized but unissued ART preferred stock may not ever be issued, and management expects that such preferred stock would not be issued at a time when such preferred stock would be immediately convertible into ART Common Shares. So long as management of ART and affiliates of ART own a majority of the ART Common Shares, management expects that ART will have the ability to increase the number of authorized ART Common Shares to a number sufficient to provide for the conversion of its convertible preferred stock. However, there can be no assurance that management and affiliates of ART will continue to own a majority of the ART Common Shares. The actual basis for calculating the number of ART Common Shares issuable upon conversion of ART's authorized preferred stock is described in the Prospectus under "Description of the Capital Stock."

     In the event that ART Preferred Shares are converted into ART Common Shares, there can be no assurance as to the existence of an active trading market for the ART Common Shares at the time of such conversion.

    Recent Operating History.   ART has experienced net losses for each of the
fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992. During 1996, ART paid a dividend of $0.15 with respect to each ART Common Share. For the first six months of 1997 ending June 30, 1997, ART paid a dividend of $0.10 with respect to each ART Common Share. From 1992 through 1995, ART paid no dividends in respect of the ART Common Shares. There can be no assurance that ART will be able to pay dividends in respect of the ART Preferred Shares or the ART Common Shares in the future.

    Adverse Consequences of Debt Financing and Preferred Shares.   ART is
subject to the risks normally associated with debt or preferred equity financing, including the risk that ART's cash flow will be insufficient to meet required payments of principal, interest and dividend distributions, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If ART were unable to refinance its indebtedness on acceptable terms, or at all, ART might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to ART and might adversely affect the cash available for distributions to its shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, ART's interest expense would increase, which would affect ART's ability to make distributions to its shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and ART is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to ART. The organizational documents of ART do not contain any limitation on the amount of indebtedness ART may incur. Accordingly, ART could become even more highly leveraged than it currently is, thus resulting in an increase in debt service that could increase the risk of default on ART's indebtedness.

    Payments of dividends in respect of the ART Preferred Shares will be subordinate in right of payment to ART's debt obligations which, as of June 30, 1997, is an amount equal to approximately $188.3 million.

    Investments in Real Property. Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and ART's resulting ability to pay dividends to its shareholders may be adversely affected by a number of factors, including international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of ART's properties; the ability of ART or the owner of such properties to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If a property of ART is mortgaged to secure the payment of indebtedness and if ART or an entity in which ART invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

    Nature of Investments Made by ART May Involve High Risk; Illiquidity of Real Estate Investments. ART may make investments in real estate-related assets and businesses which have experienced severe financial difficulties, which difficulties may never be overcome. Since ART may only make a limited number of investments and since many of the investments may involve a high degree of risk, poor performance by one of the investments could severely affect the financial condition and results of operations of ART.

    The illiquid nature of ART's real estate investments may limit the ability of ART to modify its portfolio in response to changes in economic or other conditions. Such illiquidity may result from the absence of an established market for ART's investments as well as legal or contractual restrictions on their resale by ART.

    Difficulty of Locating Suitable Investments; Competition. Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. ART competes for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and REITs) and other institutional investors, as well as individuals. There can be no assurance that ART will continue to be able to locate and complete investments which satisfy ART's objectives or realize upon their value or that it will be able to fully invest its available capital.

    Many of those with whom ART competes for investments and its services are far larger than ART, may have greater financial resources than ART and may have management personnel with more experience than the officers of ART.

    Risks of Acquisition Activities. From time to time, ART will acquire existing properties to the extent that they can be acquired on advantageous terms and meet ART's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

    Dependence on Rental Income from Real Property. ART's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of ART's properties failed to meet their lease obligations or if ART or the owner of a property in which ART has an interest were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the properties in which ART has an interest will not experience significant tenant defaults in the future.

    Operating Risks. The properties in which ART has an interest are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of ART and its financial condition may be adversely affected.

    Adverse Consequences of Debt Financing. Some of ART's real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to ART receiving a return. As a result of such leverage, ART would be subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to ART and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by ART, it also will increase the risk of loss on a leveraged investment. If ART defaults on secured indebtedness, the lender may foreclose and ART could lose its entire investment in the security for such loan. Because ART may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, ART could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt may subject other assets of ART to risk of loss. Any such losses will adversely affect ART's ability to pay dividends in respect of the ART Preferred Shares.

    Existing Debt Maturities; Foreclosures. ART anticipates that only a portion of the principal of its indebtedness outstanding from time to time will be repaid prior to maturity. However, ART may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for ART to refinance debt through additional debt financing or equity offerings. If ART is unable to refinance this indebtedness on acceptable terms, ART may be forced to dispose of properties upon disadvantageous terms, which could result in losses to ART and adversely affect the amount of cash available for further investment.

    Risk of Rising Interest Rates. ART may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Outstanding advances under ART's credit facilities may bear interest at a variable rate. Accordingly, increases in variable interest rates could increase ART's interest expense and adversely effect the financial condition and results of operations of ART. As of June 30, 1997, approximately 28% and 72% of ART's indebtedness was subject to variable interest rates and fixed interest rates, respectively.

    Hedging Policies. In connection with the financing of certain real estate investments, ART may employ hedging techniques designed to protect ART against adverse movements in currency and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while ART may benefit from the use of these hedging mechanisms, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in a poorer overall performance for ART than if it had not entered into such hedging transactions. See "The Business of ART" herein.

    Covenants. Various credit facilities or other debt obligations may require ART to comply with a number of customary financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit ART's ability to borrow funds or may cause a default under its then-existing indebtedness.

    Lack of Control and Other Risks of Equity Investments in and with Third Parties. ART may invest in shares or other equity interests of REITs or other entities that invest in real estate assets. In such cases, ART will be relying on the assets, investments and management of the REIT or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth herein.

    ART may also co-invest with third parties through partnerships, joint ventures or other entities, acquiring non- controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

    Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that ART's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of ART, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of ART and contrary to ART's policies or objectives. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither ART nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, ART may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

    Risks of Investments in Debt Instruments. ART may acquire performing or nonperforming debt investments. In general, debt instruments carry the risk that borrowers may not be able to make debt service payments or to pay principal when due, the risk that the value of any collateral may be less than the amounts owed, the risk that interest rates payable on the debt instruments may be lower than ART's cost of funds, and the risk that the collateral may be mismanaged or otherwise decline in value during periods in which ART is seeking to obtain control of the underlying real estate. ART is also dependent on the ability of the borrowers to operate successfully their properties. Such borrowers and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth herein. Some of the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.

    It is anticipated that a substantial portion of the debt in which ART invests will not be rated by any nationally- recognized statistical rating agency. Generally, the value of unrated classes is more subject to fluctuation due to economic conditions than rated classes. Should rated assets be downgraded, it may adversely affect their value and may adversely affect the financial condition and results of operations of ART.

    Risks of Investments in Mortgage Loans. To the extent ART invests in mortgage loans, such mortgage loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, ART may have to foreclose its mortgage or protect its investment by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the property's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. Relatively high "loan-to-value" ratios and declines in the value of the mortgaged property may prevent ART from realizing an amount equal to its mortgage loan upon foreclosure.

    ART may participate in loans originated by other financing institutions. As a participant, ART may not have the sole authority to declare a default under the mortgage or to control the management or disposition of the related property or any foreclosure proceedings in respect thereof.

    Any investments in junior mortgage loans which are subordinate to liens of senior mortgages would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior mortgage, ART may make payments to prevent foreclosure on the senior mortgage without necessarily improving ART's position with respect to the subject real property. In such event, ART would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior mortgage.

    Limitations on Remedies. Although ART will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of ART to effectively exercise such remedies.

    The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory prohibitions.

    Third-Party Bankruptcy Risks. Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed, and ART could be liable to third parties in such circumstances. Furthermore, distributions made to ART in respect of such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment. Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay the ability of ART to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

    Risks of Uninsured Loss. ART carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the improved real property that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, ART could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the
property.   Any such loss would adversely affect the financial condition and results of operations of ART.

    With respect to those properties in which ART holds an interest through a mortgage, as well as those properties owned by entities to whom ART makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for ART to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than ART would carry if it held the fee interest in such property. Accordingly in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on ART's cash flow or financial condition.

    Changes in ART's Policies Without Stockholder Approval. The investment, financing, borrowing and distribution policies of ART and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by ART's board of directors. Although it has no present intention to do so, ART's board of directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of ART. A change in these policies could adversely affect the market price of the ART Preferred Shares or the ART Common Shares.

    Costs of Compliance with the Americans with Disabilities Act and Similar Laws. Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the properties in which ART invests and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although management of ART believes that its properties are substantially in compliance with present requirements of the ADA, ART may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which ART invests, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on ART, they could be substantial. If required changes involve greater expense than ART currently anticipates, ART's financial condition and results of operations could be adversely affected.

    Potential Environmental Liability Affecting ART. Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, ART may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as for certain other related costs, including governmental fines and injuries to persons and property.

    ART's management is not aware of any environmental liability relating to the above matters that would have a material adverse effect on ART's business, assets or results of operations.

    No assurance can be given that existing environmental assessments with respect to any of ART's properties or the Hotels reveal all environmental liabilities, that any prior owner of a property did not create any material environmental condition not known to ART, or that a material environmental condition does not otherwise exist as to the Hotels or any one or more properties of ART.

    Noncompliance with Other Laws. Real estate properties are also subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. ART believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by ART and could have an adverse effect on ART's results of operations.

    Changes in Laws. Increases in real estate taxes, income taxes and service or other taxes generally are not passed through to tenants under existing leases and may adversely affect ART's funds from operations and its ability to pay dividends to its shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect ART's funds from operations and its ability to pay dividends to its shareholders.

    Dependence on Key Personnel. ART will be dependent on the efforts of its executive officers. While ART believes that it could find replacements for these key personnel, the loss of their services may have a temporary adverse effect on the operations of ART. None of these officers has entered or is expected to enter into employment agreements with ART.


                               THE ASSET PURCHASE

    The Foundation has agreed to sell to ART, and ART has agreed to purchase from The Foundation, certain assets of The Foundation comprised principally of The Foundation's right and interest in four hotels located in Fresno, California. Among other things, the Hotels consist of real property known as the "Piccadilly Shaw Hotel" and all improvements thereon, and leasehold interests owned by The Foundation in certain properties known as the "Chateau Hotel," the "Piccadilly Airport Hotel," and the "Piccadilly University Hotel." Pursuant to the Purchase Agreement, The Foundation will receive from ART 1,600,000 shares of ART Preferred Shares and approximately $2,000,000 in cash, and ART has agreed to assume no more than $15,000,000 of existing indebtedness owed to certain of The Foundation's existing lenders.


                               DESCRIPTION OF ART

    ART, a Georgia corporation, is the successor to a District of Columbia business trust organized pursuant to a declaration of trust dated July 14, 1961. The business trust merged into ART on June 24, 1988. ART invests in equity interests in real estate (including equity securities of real estate-related entities), leases, joint venture development projects and partnerships and finances real estate and real estate activities through investments in mortgage loans.

    ART's board of directors has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities.

    Although ART's board of directors is directly responsible for managing the affairs of ART and for setting the policies which guide it, the day-to-day operations of ART are performed by BCM. BCM is a contractual advisor under the supervision of ART's board of directors. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources for ART. BCM also serves as a consultant in connection with ART's business plan and investment policy decisions made by ART's board of directors.

    ART has no employees itself but owns a food service subsidiary that has approximately 790 employees. Employees of BCM render services to ART.

    ART's principal offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. ART's telephone number is (214) 692-4700.

    For more detailed information regarding ART, see "The Company" in the Prospectus.


                              THE BUSINESS OF ART

    ART elected to be treated as a REIT under the Code during the period June 1, 1987 through December 31, 1990. ART allowed its REIT tax status to lapse in 1991.

    ART's primary business is investing in equity interests in real estate (including equity securities of real estate- related entities), leases, joint venture development projects and partnerships and financing real estate and real estate activities through investments in mortgage loans, including first, wraparound and junior mortgage loans.

    ART's business is not seasonal. ART has decided to pursue a balanced investment policy, seeking both current income and capital appreciation. ART's plan of operation is to continue, to the extent its liquidity permits, to make equity investments in lower risk real estate such as apartment complexes and residential development projects or equity securities of real estate-related entities and to continue to service and hold for investment its mortgage notes. ART also intends to pursue higher risk, higher reward investments, such as undeveloped land where it can obtain financing of a significant portion of a property's purchase price. ART also continues to seek selected dispositions of certain of its assets where the prices obtainable for such assets justify their disposition. ART also intends to pursue its rights vigorously with respect to mortgage notes receivable that are in default.

    ART's board of directors has broad authority under ART's governing documents to make all types of real estate investments, including mortgage loans and equity real estate investments, as well as investments in the securities of other entities, whether or not such entities are engaged in real estate related activities. ART's board of directors may devote available assets to particular investments or types of investments, without restriction on the amount or percentage of ART's assets that may be so devoted to a single investment or to any particular type of investment, and without limit on the percentage of securities of any one issuer that ART may acquire. ART's investment objectives and policies may be changed at any time by ART's board of directors without the approval of ART's shareholders. By allowing its REIT tax status to lapse in 1991, ART relieved itself of investment and operational restrictions imposed on REITs under the Code.

    The specific composition of ART's real estate and mortgage notes receivable portfolios from time to time depends largely on the judgment of ART's management as to changing investment opportunities and the level of risk associated with specific investments or types of investments. ART's management intends to continue to maintain real estate and mortgage notes receivable portfolios diversified by location and type of property.

    For more detailed information regarding the business of ART, see "The Business of ART" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Prospectus.


                    DESCRIPTION OF THE CAPITAL STOCK OF ART

GENERAL

    ART is authorized by its Articles of Incorporation, as amended, to issue up to 16,666,667 ART Common Shares and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which may be designated by ART's board of directors from time to time. The ART Preferred Shares are a series of the Special Stock. For a more detailed description of the capital stock of ART, see "Description of the Capital Stock of ART" in the Prospectus.

ART COMMON SHARES

    All of the ART Common Shares are entitled to share equally in dividends from funds legally available therefor, when declared by ART's board of directors, and upon liquidation or dissolution of ART, whether voluntary or involuntary (subject to any prior rights of holders of the Special Stock), and to share equally in the assets of ART available for payment of dividends to shareholders. Each holder of ART Common Shares is entitled to one vote for each share held on all matters submitted to the shareholders. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to the ART Common Shares. The holders of ART Common Shares do not have any preemptive rights to acquire additional ART Common Shares when issued. All outstanding shares of ART are fully paid and nonassessable. As of August 1, 1997, 13,479,348 ART Common Shares were issued and 11,954,721 ART Common Shares were outstanding. See "Description of the Capital Stock" in the Prospectus.

ART PREFERRED SHARES

    The Board of Directors of ART has designated and authorized the issuance of a total of 7,500,000 shares of its Series F Cumulative Convertible Preferred Stock (the "ART Preferred Shares") with a par value of $2.00 per share and a preference on liquidation of $10.00 per share plus payment of accrued and unpaid dividends. The ART Preferred Shares are non-voting except (i) as provided by law and (ii) at any time or times when all or any portion of the dividends on the ART Preferred Shares for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid. In the latter event, the number of directors constituting the board of directors of ART shall be increased by two and the holders of ART Preferred Shares, voting separately as a class, shall be entitled to elect two directors to fill such newly created directorships with each holder being entitled to one vote in such election for each share of ART Preferred Shares held. ART is not obligated to maintain a sinking fund with respect to the ART Preferred Shares.

    The ART Preferred Shares are convertible, at the option of the holder, into ART Common Shares at any time and from time to time, in whole or in part, after the earliest to occur of (i) August 15, 2003; (ii) the first business day, if any, occurring after a Quarterly Dividend Payment Date (as defined below), on which an amount equal to or in excess of 5% of the $10.00 liquidation value (i.e., $.50 per ART Preferred Share) is accrued and unpaid, or (iii) when ART becomes obligated to mail a statement, signed by an officer of ART, to the holders of record of each of the ART Preferred Shares because of a proposal by ART at any time before all of the ART Preferred Shares have been redeemed by ART or converted into ART Common Shares, to merge or consolidate with or into any other corporation (unless ART is the surviving entity and holders of ART Common Shares continue to hold such ART Common Shares without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up. The ART Preferred Shares are convertible into that number of shares of ART Common Shares obtained by multiplying the number of shares being converted by $10.00, then adding all accrued and unpaid dividends, then dividing such sums by (in most instances) 90% of the simple average of the daily closing price of the ART Common Shares for the 20 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such ART Common Shares are then listed (the "Conversion Price"). Notwithstanding the foregoing, ART may elect to redeem shares of the ART

Preferred Shares sought to be so converted instead of issuing shares of ART Common Shares by paying to the holder thereof cash in an amount equal to the Conversion Price for those shares of the ART Preferred Shares so redeemed.

    The ART Preferred Shares bear a cumulative, compounded dividend per share equal to 10% per annum of the Adjusted Liquidation Value, payable quarterly on the 15th day of the month following the end of each calendar quarter (each, a "Quarterly Dividend Payment Date"), and commencing accrual on August 16, 1998 to and including the date on which the redemption price of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of ART legally available for the payment of such dividends. Dividends on the ART Preferred Shares are in preference to and with priority over dividends upon the ART Common Shares. The ART Preferred Shares rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of preferred stock issued by ART. ART currently has outstanding 4,000 shares of Series B 10% Cumulative Preferred Stock, 16,681 shares of Series C 10% Cumulative Preferred Stock and 400,000 shares of ART Preferred Shares.

    In addition to ART's redemption rights described above upon a conversion of ART Preferred Shares, ART may redeem any or all of the ART Preferred Shares at any time and from time to time, at its option, for cash upon no less than twenty (20) days nor more than thirty (30) days prior notice thereof. The redemption price of the ART Preferred Shares shall be an amount per share equal to (i) 105% of the Adjusted Liquidation Value during the period from August 15, 1997 to August 15, 1998; (ii) 104% of the Adjusted Liquidation Value during the period from August 16, 1998 through August 15, 1999; and (iii) 103% of the Adjusted Liquidation Value at any time on or after August 16, 1999. Each ART Preferred Share will be convertible, at the option of the holder, into fully paid and nonassessable ART Common Shares. As of September 25, 1997, there were 400,000 issued and outstanding ART Preferred Shares.

See "Risk Factors" for a description of certain risk factors in connection with the ART Preferred Shares.